EXHIBIT 99.1

Press Release	Source: MobilePro Corp.

MobilePro Closes Acquisition of CloseCall America
Monday October 18, 9:13 am ET

BETHESDA, Md., Oct. 18 /PRNewswire-FirstCall/ -- MobilePro Corp. (OTC Bulletin Board: MOBL - News) announced today that the company has closed its acquisition of CloseCall America, Inc. (http://www.closecall.com ), a leading regional Competitive Local Exchange Carrier (CLEC) offering local, long distance, 1.800CloseCall prepaid calling cards, wireless, dial-up and DSL internet telecommunications services. The $8 million cash portion of the purchase price was funded through non-convertible, one-year, 12% bridge debt financing. The 40 million shares issued as part of the purchase price are restricted under SEC Rule 144. The warrants issued as part of the purchase price have strike prices of $.30 and $.35 per share.
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The transaction adds more than $25 million in annualized revenue and is immediately accretive to MobilePro's earnings per share. The acquisition also adds over 90,000 CloseCall customers and 135,000 customer lines to MobilePro's growing customer base, with new customers concentrated in the Mid-Atlantic and Midwest states. Based in Stevensville, MD, CloseCall has about 75 employees.

Jay Wright, MobilePro chairman and CEO, said, "This is the 13th deal we have closed this year and by far our most significant. It puts us over the key $50 million annualized revenue threshold and adds an individual who we believe is an exceptional operating manager, Tom Mazerski, CloseCall's CEO. We will discuss our acquisition of CloseCall, update our shareholders on our other pending acquisitions, discuss my upcoming trip to Korea, announce our September quarter operating results and give updated guidance for our projected 2005 operating results in a conference call in early to mid- November. Details will be announced in an upcoming press release."

Kevin Kuykendall, MobilePro group president of voice operations, said, "With the closing of the deal, we can immediately offer an expanded array of products and services, including bundled local and long distance, cellular, VoIP, DSL and other value-added products to our growing customer base. Along with our other recently announced CLEC and long distance acquisitions, we now have CLEC, long distance, and/or Internet licenses in all 48 contiguous states, as well as Puerto Rico. This also expedites our migration to an IP platform and the corresponding cost reduction that comes with it. We have already integrated the operations of our subsidiary Affinity Telecom with CloseCall, a move that will generate annualized savings of over $360,000."

Tom Mazerski, CEO of CloseCall America, said, "We are pleased to complete this important transaction for our shareholders and to join forces with MobilePro. I see significant operating synergy between the two companies and look forward to working with Jay and Kevin to build MobilePro into a large, profitable telecommunications company."

About CloseCall America

Launched in 1999, CloseCall America is a full-service telecommunications company that provides long distance, local, digital wireless and Internet service to residential and small business customers, primarily in Maryland, Delaware, New Jersey, Wisconsin, Indiana and Ohio. The company has developed a strong market niche by focusing on low-priced community calling. By offering long distance calling plans designed as multiple-state footprints, CloseCall allows consumers to choose the plan that best fits their calling patterns and save money on normally high-priced local toll calls.

About MobilePro Corp.

MobilePro Corp. is a wireless technology and broadband telecommunications company based in Bethesda, MD, with operations in Hurst, Houston, Dallas and Beaumont, TX; Coshocton, OH; Kansas City, KS; Janesville, WI; Detroit, MI; Shreveport, LA and Tucson, AZ. The company is focused on creating shareholder value by developing innovative wireless technologies, acquiring and growing profitable broadband telecommunications companies and forging strategic alliances with well-positioned companies in complementary product lines and industries. MobilePro has closed deals with cumulative expected 2005 calendar revenue of more than $51 million and positive expected operating earnings.

An investment profile about MobilePro Corp. may be found online at http://www.hawkassociates.com/mobilepro/profile.htm .

For more information, contact MobilePro CEO, Jay Wright at (301) 315-9040. For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, e-mail: info@hawkassociates.com . Detailed information about MobilePro can be found on the website http://www.mobileprocorp.com . An online investor kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found on the website http://www.hawkassociates.com .

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward- looking statements including the company's ability to obtain future financing on favorable terms, changes in the wireless and telecommunications industries that compel the company to alter its present business strategy, the company's ability to attract management capable of implementing the company's existing or future business strategy and the risk factors set forth in the company's SB-2 registration statement. Results actually achieved may differ materially from expected results included in these statements as a result of these factors or others.

Source: MobilePro Corp.